Exhibit 23 .1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Key Energy Services, Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Key Energy Services, Inc. on Forms S-8 (File No. 333-215175 and File No. 333-231179) and on Form S-3 (File No. 333-216474).
/s/ GRANT THORNTON LLP
Houston, Texas
March 12, 2020